UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2015

WESTMOUNTAIN GOLD, INC.
_______________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Colorado	000- 53028	26-1315498
_______________________________________________________________________________________
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

120 E Lake St. Ste. 401 Sandpoint, ID
(Address of Principal Executive Offices)

(208) 265-1717

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 26, 2015, the Company received from BOCO Investments LLC (“BOCO”) the fully executed Loan and Note Modification Agreement dated as of May 15, 2015 (the “Loan Modification Agreement”) between the Company, its directors, BOCO, and two other creditors of the Company. The Loan Modification Agreement modified all outstanding Loan Agreements, Security Agreements and related Promissory Notes between the Company and BOCO  (collectively, the “Loan Documents”) that were previously in default and extended the repayment and maturity dates over the course of a three year period in addition to lowering the annual interest rate on all BOCO notes to 8%.

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$209,346 plus interest is due and payable on October 1, 2015;

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Approximately $700,000 plus interest shall be due and payable to BOCO on November 15, 2015;

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Approximately $1,500,000 plus interest shall be due and payable to BOCO on November 15, 2016;

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The remaining principal amount of approximately $1,852,115 plus interest shall be due and payable to BOCO on November 15, 2017.

On November 15, 2015, the company received extensions from BOCO for the notes due October 1, 2015 and November 15, 2015 until December 15, 2015. However, the notes have not been further extended and are now in default. The Company does not currently have the ability to repay the notes, and in the process of negotiating an extension with BOCO. While BOCO has not indicated its intention to do so, BOCO has the right to exercise all remedies under the Loan Documents at any time, including but not limited to foreclosing on the assets of the Company that are security for the notes. As of the date hereof, the total amount due to BOCO, with principal and accrued interest, is $4,493,159.

In addition, the Company issued unsecured promissory notes in 2012 in the total principal amount of $200,000 to Fabian Andres and Bill Andres. The due dates of these notes had been extended to October 31, 2015, but the Company was unable to pay these notes when due and they are in default. As of the date hereof, the total amount due to Fabian Andres and Bill Andres, with principal and accrued interest, is $238,329.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMOUNTAIN GOLD, INC.

By: /s/ James W. Creamer III
Date: January 20, 2016	Name: James W. Creamer III
Title: Chief Financial Officer